Exhibit 23

AJ. ROBBINS, P.C.

Certified Public Accountants

216 Sixteenth Street

Suite 600

Denver, Colorado 80202

Consent of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
Universal Guardian Holdings, Inc.
Newport Beach, California

We consent to the inclusion and use in the Annual Report on form 10-KSB of Universal Guardian Holdings, Inc. for the year ended December 31, 2006 of our report dated February 23, 2007 except for note 10 for which the date is March 7, 2007, appearing in that Annual Report.

We further consent to the reference by incorporation of the aforesaid report in Universal Guardian Holdings, Inc. registration statements on form S-8 (333-113638 and 333-104741).

/s/ AJ. Robbins PC.

AJ. Robbins PC

Certified Public Accountants

Denver Colorado
April 3, 2007